Exhibit 1.01

Cray Inc.

Conflict Minerals Report

For The Reporting Period January 1 to December 31, 2014

This Conflict Minerals Report (“CMR”) has been prepared by Cray Inc. (herein referred to, alternatively, as “Cray,” “we” and “our”). On August 22, 2012, the Securities and Exchange Commission (the “SEC”) adopted a final rule (the “Conflict Minerals Rules”) regarding disclosure of the use of certain minerals and their derivatives, referred to as “conflict minerals” (as defined in Section 1, Item 1.01(d)(3) of Form SD) originating in the Democratic Republic of the Congo and adjoining countries (the “Covered Countries”) that are being exploited and traded to finance extreme levels of violence in that geographic area to the extent that such conflict minerals are necessary to the functionality or production of a product manufactured or contracted for manufacture. The SEC’s adoption of conflict minerals rules is mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules establish significant due diligence and reporting requirements for publicly traded companies.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, Cray is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein. Furthermore, given that Cray has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Product Overview

Cray designs, develops, manufactures, markets and services the high-end of the high-performance computing, or HPC, market, primarily categories of systems commonly known as supercomputers, and provides storage and analytics solutions, software, system maintenance and support services and engineering services related to supercomputer systems to its customers, which include government agencies, government-funded entities, academic institutions and commercial entities. Cray’s key target markets are the supercomputing portion of the HPC market and the “big data” (including storage and analytics) market. Cray provides customer-focused solutions based on two models: (i) highly integrated supercomputing, storage and data analytics solutions, complete with highly tuned software, that stress capability, scalability, sustained performance and reliability at scale and (ii) flexible commodity-based “cluster” supercomputing and storage solutions based on utilizing best-of-breed components and working with customers to define solutions that meet specific needs. For purposes of this CMR, “products” refers to our hardware products, and “suppliers” refers to suppliers contributing necessary conflict minerals to Cray’s products.

II.	Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	our products contain conflict minerals that are necessary to the production or functionality of such products; and

•	we are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

We are therefore required by the Conflict Minerals Rules to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

III.	Design of Due Diligence Measures

Cray designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products to materially conform with the five-step framework set forth in the Second Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto.

OECD Guidance Step #1: Establish Strong Company Management Systems

•	Cray maintains a policy regarding the use of conflict minerals in its supply chain (as amended from time to time, the “Conflict Minerals Policy”) and has communicated such policy to its suppliers. The policy:

-	makes clear Cray’s commitment to complying with the Conflict Minerals Rules and conducting its business in a responsible way;

-	sets forth Cray’s requirements regarding its suppliers’ use of the Electronic Industry Citizenship Coalition (“EICC”)/Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (the “CMRT”) to provide complete and accurate information regarding its suppliers’ practices with respect to the sourcing of conflict minerals; and

-	describes Cray’s expectations regarding the adoption by its suppliers of their own conflict minerals policies, conflict minerals due diligence processes and corrective action plans.

•	Our RCOI was implemented by Foresite Compliance Cloud (“Foresite”) and managed by Cray’s supply chain and legal departments. In addition, Cray’s Board of Directors (the “Board”) has delegated the authority to exercise oversight with respect to and approve Cray’s conflict minerals due diligence and the preparation and filing of the Form SD and Conflict Minerals Report to the Audit Committee of the Board (the “Audit Committee”). Any issues or red flags that Foresite identified during the course of its diligence process were presented to and discussed with supply chain and legal personnel, who reviewed such issues with other departments, including engineering and procurement, and with senior management, in each case as appropriate.

•	Foresite offers training opportunities for Cray’s suppliers to support such suppliers’ capacity-building efforts with respect to their conflict minerals programs.

•	Cray’s existing suppliers have been provided with a copy of the Conflict Minerals Policy, and new suppliers will be provided with a copy of the Conflict Minerals Policy as part of Cray’s standard supplier onboarding process. Cray’s standard Purchase Order Terms and Conditions (“Purchase Order Terms and Conditions”) require that Cray’s suppliers comply with the Conflict Minerals Policy. The Purchase Order Terms and Conditions were incorporated (i) into new supplier agreements entered into in the 2014 reporting year and (ii) into existing supplier agreements negotiated for renewal in the 2014 reporting year.

•	Records of material conflict minerals-related documentation are maintained electronically by Cray for a period of five (5) years from the date of creation.

•	Cray ‘s whistleblower function serves as an ombudsman for concerns received from affected parties or whistleblowers regarding the circumstances of Cray’s suppliers’ conflict mineral extraction, trade, handling and export. Concerns or complaints are submitted to Cray through a third-party service provider, EthicsPoint, and are reviewed by the Audit Committee.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

•

Cray engaged Foresite to conduct a survey of Cray’s first-tier suppliers using the CMRT. To support Cray’s suppliers in completing the CMRT correctly and accurately, Foresite conducted online live training for Cray’s first-tier suppliers. CMRTs were distributed to all of Cray’s first-tier suppliers electronically, and suppliers provided responses electronically by uploading the responses to Foresite’s proprietary software system. The following process was employed for subsequent communications with suppliers:

-	Individual follow-up email sent two weeks from initial contact by Foresite;

-	Additional email sent two weeks from date CMRT provided; and

-	Additional escalation measures employed based on identity of non-responsive suppliers.

•	Cray’s supply chain department manages the collection of information reported on the CMRT by its suppliers.

•	Cray utilizes a series of escalating responses to address the failure of a supplier to provide the information required by the CMRT.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•	If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Cray determines that there is a reasonable risk that a supplier is sourcing conflict minerals in violation of the Conflict Minerals Policy, Cray will implement the escalation processes in the Conflict Minerals Policy and the Purchase Order Terms and Conditions binding such supplier (if any).

•	Such escalations may range from prompt engagement with the supplier to confirm the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Cray from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the Conflict-Free Sourcing Initiative, an initiative of EICC and GeSI, to conduct third-party audits of smelters and refineries.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Conflict Minerals Rules, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2014 calendar year reporting period. The Form SD and Conflict Minerals Report are also available on our website at www.cray.com under “Company” – “Investors” – “SEC and Section 16 Filings.”

IV.	Smelters or Refiners Identified

As a result of the RCOI conducted by Foresite, 124 suppliers, representing approximately 83% of the suppliers contributing necessary conflict minerals to Cray’s products, provided information on the CMRT to Cray regarding their supply chain for conflict minerals. These suppliers identified the names of 927 smelters or refineries from which they source conflict minerals. Of those smelters, 144 smelters, or approximately 15%, have been certified by the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter Program (the “CFSP”). The remainder of the smelters or refineries are not, at this time, certified by the CFSP. With respect to these smelters and refineries, although we were not able to determine the mines of origin of the conflict minerals sourced from such smelters and refineries, we were able to determine their country locations. Attached as Addendum A to this Conflict Minerals Report is a list of such country locations, grouped according to the specific conflict mineral processed by such smelters or refineries.

The results of Cray’s RCOI and due diligence on the source and chain of custody of Cray’s necessary conflict minerals are the product of Foresite’s iterative and escalating data collection and dialogue process with Cray’s first-

tier suppliers. This process is designed to obtain information regarding the smelters from which suppliers source such conflict minerals and to verify the status of such smelters as conflict-free as a method of assessing the mine and location of origin of such conflict minerals.

V.	Steps to Mitigate Risk

Cray intends to take the following steps to mitigate the risk that its necessary conflict minerals benefit armed groups:

•	Continue to engage with suppliers to obtain complete CMRTs;

•	Support the development of supplier capabilities to perform conflict-minerals related due diligence by the implementation of risk mitigation measures, as appropriate; and

•	provide ongoing training regarding emerging best practices and other relevant topics to supply chain and legal staff responsible for conflict minerals compliance.

FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements are forward-looking in nature and are based on Cray’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Cray’s control and which could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third party materials or references to websites (including Cray’s) are not incorporated by reference in, or considered to be a part of this CMR, unless expressly incorporated by reference herein.

Addendum A

Non-CFSP-Certified Smelter and Refinery Country Location by Mineral

Mineral	Country Location

Tin

AUSTRALIA

BELGIUM

BOLIVIA

BRAZIL

CANADA

CHINA

CZECH REPUBLIC

FRANCE

GERMANY

HONG KONG

INDONESIA

JAPAN

REPUBLIC OF KOREA

MALAYSIA

PERU

PHILIPPINES

POLAND

RUSSIAN FEDERATION

RWANDA

SINGAPORE

SWITZERLAND

TAIWAN

THAILAND

UNITED KINGDOM

UNITED STATES

VIET NAM

Tantalum	AUSTRALIA AUSTRIA BRAZIL CHINA ETHIOPIA GERMANY JAPAN KAZAKHSTAN REPUBLIC OF KOREA RUSSIAN FEDERATION SOUTH AFRICA SWITZERLAND THAILAND UNITED KINGDOM UNITED STATES

Tungsten	AUSTRALIA AUSTRIA BELGIUM CANADA CHINA GERMANY JAPAN REPUBLIC OF KOREA RUSSIAN FEDERATION SINGAPORE SWEDEN UNITED STATES VIET NAM

Gold

AUSTRALIA

BELGIUM

BRAZIL

CANADA

CHILE

CHINA

FRANCE

GERMANY

HONG KONG

INDIA

INDONESIA

ITALY

JAPAN

KAZAKHSTAN

REPUBLIC OF KOREA

KYRGYZSTAN

MEXICO

NETHERLANDS

PERU

PHILIPPINES

POLAND

RUSSIAN FEDERATION

SAUDI ARABIA

SOUTH AFRICA

SPAIN

SWEDEN

SWITZERLAND

TAIWAN

TURKEY

UKRAINE

UNITED STATES

UZBEKISTAN

ZIMBABWE